Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-239176) of Independence Realty Trust, Inc.;
(2)	Registration Statement (Form S-8 No. 333-211566) of Independence Realty Trust, Inc.; and
(3)	Registration Statement (Form S-8 No. 333-191612) of Independence Realty Trust, Inc;

of our report dated March 12, 2021 relating to the consolidated financial statements and schedule of Steadfast Apartment REIT, Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 appearing in this Current Report on Form 8-K of Independence Realty Trust, Inc.

/s/ Ernst & Young LLP

Irvine, California

July 26, 2021